                          CERTIFICATE OF DOMESTICATION
                                       OF
                                EQ RESOURCES LTD.

        EQ Resources Ltd., a corporation organized and existing under the laws of province of Ontario (the "Corporation"), DOES HEREBY CERTIFY:

        1. The Corporation was first incorporated under the laws of the province of Ontario on November 13, 1962 under the name Canadian Magnesite
           Mines Limited.

        2. The name of the Corporation immediately prior to the filing of this
           Certificate of Domestication with the Secretary of State of the State of Delaware was EQ Resources Ltd.

        3. The name of the Corporation as set forth in the Certificate of
           Incorporation being filed with the Secretary of State of the State of
           Delaware in accordance with Section 388(b) of the General Corporation
           Law of the State of Delaware is EQ Resources Ltd.

        4. The principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication was Suite 901, 1
           Richmond Street West, Toronto, Ontario M5H 3W4.

        5. A Certificate of Incorporation of EQ Resources Ltd. is being filed with the Secretary of State of the State of Delaware
           contemporaneously with the filing of this Certificate of
           Domestication.

     IN WITNESS WHEREOF,  the Corporation has caused this Certificate to be duly executed by James D. Taylor, its President, on this 30th day of October 1998.

                                              EQ Resources Ltd.

                                            By:_________________________________
                                                  James D. Taylor
                                                  President